STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

January 18, 2011

Job Number: C20110118-2670
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110036914-57	Amended & Restated Articles	6 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: A Frieser
Certificate Number: C20110118-2670
You may verify this certificate
online at **http://www.nvsos.gov/**

090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110036914-57
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/18/2011 2:30 PM
	Entity Number E0327552008-1

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form Is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

SMSA PALESTINE ACQUISITION CORP.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

time to time be determined by the board of directors. Each such class or series shall be distinctly designated. All shares of any one class or series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series at any time outstanding. The board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular class or series of Preferred Stock, the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Nevada Revised Statutes of the Amended and Restated Articles of Incorporation of the Corporation, each one (1) share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split, reconstituted and converted into two and a half (2.5) shares of Common Stock (the "Forward Stock Split"). No fractional shares shall be issued in connection with the Forward Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall receive one whole share of Common Stock in lieu of the fractional share.

ARTICLE IV

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation

as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE V

LIMITATION ON LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modified.

ARTICLE VI

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of

control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VII

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

* * * * *

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation is 14,729,756 of which 8,987,027 representing approximately 61% have voted in favor of the Amended and Restated Articles of Incorporation, and no shares of Preferred Stock of the Corporation are currently outstanding. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this filing was more than 50% of the outstanding Common Stock.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 18th day of January, 2011.

Zhan Youdai, Chief Executive Officer